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                                                       EXHIBIT 11



AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE
PRIMARY AND FULLY-DILUTED


                              Three Months Ended         Six Months Ended
                                   June 30,                   June 30,
                               1997        1996           1997        1996
                               ____        ____           ____        ____


Weighted average number
of shares for computation    12,532,102   12,532,102   12,532,102   12,532,102
                             ==========   ==========   ==========   ==========

Net loss                    $(1,687,000) $(1,943,000) $(3,662,000) $(2,232,000)

Dividends and accretion
on preferred stock              467,000      467,000      933,000      875,000
                             __________   ___________   __________   __________
Net loss for common
stockholders                $(2,154,000) $(2,410,000) $(4,595,000) $(3,107,000)
                             ===========  ===========  ===========  ===========
Net loss per common
share                            $(0.17)      $(0.19)      $(0.37)      $(0.25)
                                 =======      ======       =======      =======


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